Ensource Energy Income Fund LP
Notice of Direct Registration
for
Offer to Purchase for Cash Consideration of $31.00 per Depositary Unit (the “Cash Consideration”)
up to 2,950,001 of the outstanding Depositary Units of
EASTERN AMERICAN NATURAL GAS TRUST
or
Offer to Exchange
Each Outstanding Depositary Unit of
EASTERN AMERICAN NATURAL GAS TRUST
for One Whole Common Unit of
ENSOURCE ENERGY INCOME FUND LP
Representing Limited Partner Interests and
a Pro Rata Portion of
a Special Cash Distribution of
$5.9 million for Depositary Units (the “Exchange Consideration”) Accepted for Exchange
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 25, 2006, UNLESS EXTENDED. UNITS TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.
      In connection with the offer to either (i) purchase for $31.00 for depositary units of Eastern American Natural Gas (“NGT”) validly tendered, and not properly withdrawn, or (ii) exchange Ensource Energy Income Fund LP (the “Partnership”) common units and a pro rata share of a special cash distribution for $5.9 million for depositary units of NGT validly tendered, and not withdrawn, the Partnership has elected Direct Registration (DRS) with Computershare Trust Company, Inc. as its means of recording common unit ownership for common unitholders of the Partnership who do not elect to transfer their common units through the book-entry system at the Depository Trust Company pursuant to the Letter of Transmittal. Direct Registration is common unit ownership without paper unit certificates and is a very cost effective way in which to hold your registered common units. Rather than issue a physical unit certificate, Direct Registration records your common unit holdings on a statement mailed at least once a year, more often if you purchase, sell or transfer common units. Another important advantage is that Direct Registration provides an economical way to sell common units without the use of a brokerage firm. Other benefits of Direct Registration include the elimination of shipping expenses and the cost to purchase an indemnity bond should a paper certificate become lost or stolen. Also the unitholder has the capability to transfer common units to another party without mailing certificates into the transfer agent. Please note however that only unrestricted common units can be deposited into or processed through Direct Registration.
      Once you have received your statement of common unit ownership, you may request that common unit certificates be issued to you. Please request a Transaction Request Form from our transfer agent, Computershare Trust Company, Inc., Attn: DRS Administration, 350 Indiana Street, Suite 800, Golden, CO 80401, telephone (800) 962-4284, facsimile (303) 262-0606.
      If you have any questions, please contact Computershare Trust Company at (800-962-4284) for information and assistance.